EXHIBIT 23.1
CONSENT OF PRICEWATERHOUSECOOPERS LLP
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3A (Nos. 333-123603 and 333-36564) and Form S-8 (Nos. 333-125191, 333-132491 and 333-134180) of Midwest Banc Holdings, Inc. of our report dated March 15, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.
PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
March 15, 2007